UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a 12

Business Development Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

In connection with the mailing of the definitive proxy statement of Business Development Corporation of America (the “Company”) and the solicitation of proxies with respect to the proposals set forth in the definitive proxy statement, the following telephone solicitation script was prepared for use by the Company’s Chairman, Chief Executive Officer and President with stockholders of the Company after the time of the mailing of the definitive proxy statement.

Richard Byrne Call Script for BDCA Proxy Solicitation

Hi, this is Rich Byrne. I am the CEO of Business Development Corporation of America.

I am calling about our annual meeting that will be held on May 19th. You should have received proxy information relating to the meeting over the past few days. That package included instructions on how you can easily vote your shares by mail, over the phone, or online.

This will be the first annual meeting since we took over as adviser for the Company this past November. Since then we have been very busy trying to improve the business and trying to position BDCA for a liquidity event. It would be optimal to get all the votes tabulated in a timely manner so that we can exclusively focus our efforts going forward on maximizing BDCA’s value.

Your vote is very important. We need your participation. You can vote now by pressing 1 at any time, this way you will be connected with a proxy specialist. If this message is recorded on your voicemail, please call 855-486-7909 to vote your shares.

Thank you for your time and most importantly, thank you for your vote.